Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Alto Ingredients, Inc. of our reports dated March 14, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alto Ingredients, Inc., appearing in the Annual Report on Form 10-K of Alto Ingredients, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP
Rochester, Minnesota
June 23, 2023